Exhibit 5.1

August 11, 2025

Comerica Incorporated

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Comerica Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s prospectus supplement, dated August 4, 2025 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-277000, filed by the Company with the Commission on February 12, 2024, as thereafter amended or supplemented (the “Registration Statement”). The Prospectus Supplement relates to the offer and sale by the Company of 16,000,000 depositary shares (the “Depositary Shares”), each representing 1/40th ownership interest in a share of the Company’s 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value per share (the “Preferred Stock,” and together with the Depositary Shares, the “Securities”), with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share), pursuant to the Underwriting Agreement, dated August 4, 2025, by and among the Company and BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriting Agreement”), and the Deposit Agreement, dated as of August 11, 2025, by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary, and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and/or restated as of the date hereof, (ii) the resolutions of the Company’s Board of Directors (the “Board”) adopted on April 28, 2020 and November 7, 2023, and the resolutions of the special preferred securities committee of the Board adopted on August 4, 2025 related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and execution of the Underwriting Agreement and Deposit Agreement, the authorization and issuance of the Securities and related matters, (iii) the Registration Statement and all exhibits included or incorporated by reference thereto, (iv) the Prospectus Supplement and the base prospectus, dated February 9, 2024, included in the Registration Statement, (v) the Certificate of Designations as filed with the Secretary of State of the State of Delaware on August 7, 2025 and the form of certificate for the Preferred Stock, (vi) the Underwriting Agreement, (vii) the Deposit Agreement and form of depositary receipt evidencing the Depositary Shares, (viii) a certificate executed by an officer of the Company, dated as of the date hereof, and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

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We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

The opinion expressed herein as to the validity and legally binding obligation of the Depositary Shares is subject to and qualified and limited (i) by applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (iii) by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

The opinions expressed herein are limited to (i) the Delaware General Corporation Law and (ii) the laws of the State of New York, in each case as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The shares of the Preferred Stock have been duly authorized, and upon payment therefor as contemplated in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.

The Depositary Shares, when issued in accordance with the terms of the Deposit Agreement and delivered against payment therefor as set forth in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company and will entitle the holders thereof to the rights specified in the Deposit Agreement.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP